Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES COMPLETION OF ACQUISITION OF JONES ACT COMPLIANT SELF-UNLOADING ARTICULATED TUG/BARGE UNIT

New York, NY – December 6, 2011 – Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that it has completed the previously announced acquisition of a Jones Act compliant, self-unloading articulated tug/barge unit. Concurrent with the closing, the Company placed an additional $25 million of long term debt to fund the acquisition and anticipated modifications to the acquired vessel, as well as for general corporate purposes.

Scott Bravener, President of Lower Lakes, commented, “We are particularly excited about the prospects for the newly acquired tug/barge unit, as we believe that it is the only Jones Act compliant self-unloading bulk carrier not currently operating on the Great Lakes of a size and configuration suitable for operation in our market. This acquisition marks the first time in many years that new capacity has been added to the river class segment of the U.S. Great Lakes market. This investment reaffirms our commitment to meeting our customers’ shipping requirements while also creating value for our shareholders.”

Bravener continued, “As an indication of the healthy customer demand that we are experiencing, this vessel is already fully booked under long term contracts for the 2012 sailing season and beyond.   From an investment perspective, we believe that the cost of the vessel, after anticipated modifications, reflects an approximate 60% discount to the new build cost of a similarly sized vessel.”

The Company also announced that consistent with October, business conditions and operating performance remained strong in November. The Company continues to experience strong customer demand and based on current market conditions, certain of the Company’s vessels will be sailing into January.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and thirteen self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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